Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2011 Results

~Net Loss Per Diluted Share of $1.21~

~Company Provides Assumptions for Guidance for Fiscal 2011~

YORK, Pa.--(BUSINESS WIRE)--November 17, 2011--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2011 ended October 29, 2011.

Third Quarter Highlights

  Comparable store sales decreased 5.9%.
  Gross margin rate was 37.4% of net sales compared with 38.2% in the prior year period.
  Operating income totaled $0.5 million, compared with operating income of $22.7 million in the third quarter of fiscal 2010.
  EBITDA was $25.0 million, compared with $48.7 million in the third quarter of fiscal 2010. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $22.0 million, or $1.21 per diluted share, compared with a net loss of $6.3 million, or $0.36 per diluted share, for the third quarter of fiscal 2010.

Year-to-date Highlights

  Comparable store sales decreased 3.0%.
  Gross margin rate was 36.7% of net sales compared with 37.9% in the prior year period.
  Operating loss totaled $13.8 million, compared with operating income of $22.0 million in the prior year period.
  EBITDA was $63.8 million, compared with $102.9 million in the prior year period (see Note 1).
  Net loss totaled $90.3 million, or $5.00 per diluted share, compared with a net loss of $63.5 million, or $3.60 per diluted share, for the prior year period. The first quarter of fiscal 2011 included a charge of $9.5 million, or $0.52 per diluted share, associated with the Company’s prepayment of its second lien term loan and refinancing of its revolving credit facility.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “Our third quarter performance did not meet our expectations. Performance in our moderate traditional assortments was soft and customers were not accepting of price increases in these categories, which further pressured sales results. Additionally, our marketing efforts did not drive the sales we had anticipated. Looking ahead, we believe our merchandise assortment will be better aligned with customer preferences as we have significantly expanded our stronger selling updated categories. We are planning more aggressive promotional events to drive traffic and transactions. In addition, our strategic initiatives, which were launched in September, continue to perform ahead of the Company average. We believe our inventory is now priced appropriately and well-positioned heading into the holiday season and the changes we have instituted in merchandising and marketing will yield improved results in the fourth quarter.”

Sales

For the third quarter of fiscal 2011, comparable stores sales decreased 5.9%. Total sales for the thirteen weeks ended October 29, 2011 decreased 6.3% to $656.1 million compared with $700.5 million for the prior year period.

Year-to-date comparable store sales through October 29, 2011 decreased 3.0%. Year-to-date total sales through October 29, 2011 decreased 3.5% to $1,901.4 million compared with $1,970.5 million for the prior year period.

Other Income

Other income in the third quarter of fiscal 2011 was $14.5 million, compared with $16.4 million in the third quarter of fiscal 2010. Year-to-date other income decreased to $42.9 million, compared with $44.3 million for the same period last year. The decrease in other income in both the third quarter and year-to-date primarily reflects the current year decrease in sales volume.

Gross Margin

In the third quarter of fiscal 2011, gross margin dollars decreased $22.3 million to $245.4 million, compared with $267.7 million in the third quarter of fiscal 2010. The gross margin rate for the third quarter of fiscal 2011 decreased to 37.4% of net sales from 38.2% of net sales in the third quarter of fiscal 2010. The decline in the gross margin rate in the third quarter largely reflects an increased net markdown rate. Year-to-date gross margin dollars decreased $48.6 million to $697.5 million, compared with $746.1 million in the prior year period. The year-to-date gross margin rate decreased to 36.7% compared with 37.9% in the prior year period. The decline in the gross margin rate year-to-date reflects increased net markdowns.

Selling, General and Administrative Expense (“SG&A”)

SG&A expense decreased $0.6 million to $234.9 million in the third quarter of fiscal 2011, compared with $235.4 million in the third quarter of fiscal 2010. The SG&A expense rate for the third quarter of fiscal 2011 increased to 35.8% of net sales, compared with 33.6% in the prior year period. SG&A expense year-to-date decreased $10.8 million to $676.7 million, compared with $687.5 million in the prior year period. The year-to-date SG&A expense rate increased to 35.6% compared with 34.9% in the prior year period. The improvement in the SG&A dollars in both third quarter and year-to-date reflects cost control efforts and reduced incentive compensation accruals, partially offset by increased marketing expenditures. Additionally, the year-to-date period includes a favorable insurance receipt recorded in the second quarter of fiscal 2011. The increase in the SG&A expense rate in the third quarter and year-to-date reflects the decrease in sales volume in the current year.

EBITDA

EBITDA decreased $23.7 million in the third quarter of fiscal 2011 to $25.0 million, compared with $48.7 million in the third quarter of fiscal 2010. EBITDA year-to-date decreased $39.2 million to $63.8 million, compared with $102.9 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $1.5 million to $24.5 million in the third quarter of fiscal 2011, compared with $25.9 million in the third quarter of fiscal 2010. Year-to-date depreciation and amortization expense, including amortization of lease-related interests, decreased $3.4 million to $77.6 million, compared with $81.0 million in the prior year period.

Interest Expense, Net

In the third quarter of fiscal 2011, interest expense, net, decreased $6.4 million to $21.9 million, compared with $28.3 million in the third quarter of fiscal 2010. Interest expense, net, year-to-date decreased $17.0 million to $68.0 million, compared with $85.0 million in the prior year period. The decrease in third quarter and year-to-date interest expense, net, reflects lower borrowings and lower interest rates as a result of the Company’s prepayment of the second lien term loan and amendment to its revolving credit facility.

Income Tax Provision (Benefit)

An income tax provision of $0.6 million was recorded in the third quarter of fiscal 2011, compared with an income tax provision of $0.7 million in the prior year period. The year-to-date income tax benefit was $1.0 million, which includes a $3.2 million reclassification from shareholders’ equity associated with interest rate swap contracts that expired in July 2011, compared with a $0.5 million income tax provision in the prior year period.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in our October sales release, our excess borrowing capacity under our revolving credit facility at the end of the third quarter of fiscal 2011 was $380 million. Also noted was our revised fiscal 2011 guidance for EBITDA in a range of $190 million to $210 million, income per diluted share in a range of $(0.65) to $0.25 and our estimate for cash flow (see Note 2) in a range of $25 million to $40 million. Assumptions reflected in our revised full-year guidance include the following:

  Comparable store sales in a range of a 3.3% decrease to a 1.6% decrease;
  Gross margin rate down 80 basis points from fiscal 2010;
  SG&A expense down approximately $10 million to $12 million from fiscal 2010;
  Tax impact is expected to be immaterial;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  Estimated 18.0 million to 20.0 million average diluted shares outstanding.”

Note: The provided guidance does not reflect any potential income tax benefit of reducing the valuation allowance currently recorded for deferred tax assets. The amount of the adjustment, if any, cannot be determined until our fiscal 2011 results are final.

Conference Call Details

The Company’s quarterly conference call to discuss third quarter results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 542-1137 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, December 1, 2011. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 3452225. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, December 1, 2011.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 276 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; Mr. Bergren’s continued willingness to serve as chief executive officer; and the successful search for a new chief executive officer. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and the loss on extinguishment of debt. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests, and non-cash financing expense, less capital expenditures.

- tables follow -

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	October 29,	January 29,
(Unaudited)	2011	2011
Assets
Current assets:
Cash and cash equivalents	$12,808	$16,339
Merchandise inventories	956,835	682,324
Prepaid expenses and other current assets	66,483	78,418
Total current assets	1,036,126	777,081
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $728,831 and $657,541 at October 29, 2011 and January 29, 2011, respectively	679,021	703,432
Deferred income taxes	11,086	9,587
Intangible assets, net of accumulated amortization of $51,718 and $46,245 at
October 29, 2011 and January 29, 2011, respectively	123,787	130,080
Other long-term assets	29,012	36,059
Total assets	$1,879,032	$1,656,239
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$389,182	$175,249
Accrued payroll and benefits	33,272	45,769
Accrued expenses	150,758	167,204
Current maturities of long-term debt	7,311	6,978
Current maturities of obligations under capital leases	4,921	5,825
Deferred income taxes	15,465	12,709
Income taxes payable	42	137
Total current liabilities	600,951	413,871
Long-term debt, less current maturities	984,946	856,687
Obligations under capital leases, less current maturities	57,607	61,043
Other long-term liabilities	145,073	141,286
Total liabilities	1,788,577	1,472,887
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,077,876 and 16,520,859 at October 29, 2011 and January 29, 2011, respectively	171	165
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at October 29, 2011 and January 29, 2011	30	30
Treasury stock, at cost - 337,800 shares at October 29, 2011 and January 29, 2011	(1,387)	(1,387)
Additional paid-in-capital	154,134	153,331
Accumulated other comprehensive loss	(37,009)	(36,498)
(Accumulated deficit) retained earnings	(25,484)	67,711
Total shareholders' equity	90,455	183,352
Total liabilities and shareholders' equity	$1,879,032	$1,656,239

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	October 29,	October 30,	October 29,	October 30,
(Unaudited)	2011	2010	2011	2010

Net sales	$656,070	$700,514	$1,901,431	$1,970,483
Other income	14,498	16,423	42,888	44,285
	670,568	716,937	1,944,319	2,014,768

Costs and expenses:
Costs of merchandise sold	410,703	432,852	1,203,888	1,224,343
Selling, general and administrative	234,856	235,422	676,681	687,498
Depreciation and amortization	23,271	24,798	74,005	77,538
Amortization of lease-related interests	1,195	1,131	3,584	3,424
Income (loss) from operations	543	22,734	(13,839)	21,965
Interest expense, net	21,938	28,347	68,005	85,037
Loss on extinguishment of debt	-	-	9,450	-

Loss before income taxes	(21,395)	(5,613)	(91,294)	(63,072)
Income tax provision (benefit)	640	661	(971)	474

Net loss	$(22,035)	$(6,274)	$(90,323)	$(63,546)

Basic loss per share	$(1.21)	$(0.36)	$(5.00)	$(3.60)

Diluted loss per share	$(1.21)	$(0.36)	$(5.00)	$(3.60)

Other financial data:
EBITDA (1)	$25,009	$48,663	$63,750	$102,927

(1) EBITDA reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	October 29,	October 30,	October 29,	October 30,
(Unaudited)	2011	2010	2011	2010

Net loss	$(22,035)	$(6,274)	$(90,323)	$(63,546)
Adjustments:
Income tax provision (benefit)	640	661	(971)	474
Loss on extinguishment of debt	-	-	9,450	-
Interest expense, net	21,938	28,347	68,005	85,037
Depreciation and amortization	23,271	24,798	74,005	77,538
Amortization of lease-related interests	1,195	1,131	3,584	3,424

EBITDA	$25,009	$48,663	$63,750	$102,927

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com